EXHIBIT 3.9
CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
1ST REALTY INVESTMENTS, INC.
     1st Realty Investments, Inc., a Nevada corporation (the “Corporation”), hereby adopts the following Certificate of Amendment in accordance with Section 78.390 of the Nevada Revised Statutes.
     FIRST: The name of the Corporation is 1st Realty Investments, Inc.
     SECOND: Article FOURTH of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
Upon this Certificate of Amendment to the Articles of Incorporation becoming effective pursuant to the Nevada Revised Statutes (the “Effective Time”), each authorized share of Common Stock, par value $.001 per share, whether or not issued and outstanding (“Existing Shares”), shall thereupon be reclassified and changed into and become one-eighth of one share of Common Stock, par value $.001 per share (“New Shares”) and each outstanding right, option and warrant issued by the Company, prior to the date hereof, to purchase shares of common stock shall be converted into a right, option or warrant, as the case may be, to purchase common stock at the rate of one New Share for each eight shares of common stock. Fractional New Shares will not be issued; instead any fractions shall be rounded up to the next whole share. Upon the Effective Time, each certificate formerly representing a stated number of Existing Shares shall thereupon be a certificate for and shall represent one-eighth of the number of Existing Shares as is stated on such certificate. As soon as practicable after the Effective Time, stockholders as of the date of the reclassification will be notified thereof, and, upon their delivery of their certificates for Existing Shares to the Corporation, will be sent stock certificates representing their New Shares, rounded up to the nearest whole number. No fractional share certificates for Existing Shares will be issued in connection with this reverse stock split. Following this reverse split, the Corporation will have 3,125,000 shares of common stock, par value $.001, authorized, and approximately 2,187,359 shares of common stock, par value $.001, outstanding.
     THIRD: The foregoing amendment to the Articles of Incorporation of the Corporation was adopted by the board of directors of the Corporation as of the 23rd day of July, 2002.
     FOURTH: On July 25, 2002, the foregoing amendment to the Articles of Incorporation was approved by written consent of the holders of a majority of the outstanding stock of the Corporation, which is sufficient to authorize such amendment under the Bylaws of the Corporation and under Section 78.320 of the Nevada Revised Statutes.
     DATED this 14th day of February, 2003.

1ST REALTY INVESTMENTS, INC.
By:	/s/ William Szilagyi
William Szilagyi, President